  Exhibit 4.1

AMENDMENT NO. 1 TO REGISTRATION PURCHASE AGREEMENT

This Amendment No. 1 dated as of February 5, 2018 (this “Amendment”) by and between Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”) and Wealth Map Holdings Limited, Earls Mill Limited, and Bosun S. Hau (each an “Investor” and together the “Investors”) amends that certain Registration Rights Agreement dated as of January 30, 2018 between the Company and the Investors (the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.

WHEREAS, the parties wish to amend the Registration Rights Agreement to add Rui Zhang as an Investor.

NOW THEREFORE, in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.  The first Whereas clause of the Registration Rights Agreement shall be deleted in its entirety and replaced with the following:

WHEREAS, the Investors have, pursuant to that certain Securities Purchase Agreement, dated as of January 30, 2018, between the Company and the Investors (the “Purchase Agreement”), and amended as of February 1, 2018, agreed to purchase the Securities, subject to the terms and conditions set forth therein; and

2. To the extent any other provisions of the Registration Rights Agreement need to be amended to properly reflect the revisions set forth above, such provisions are hereby so amended.

3. Except as modified and amended herein, all of the terms and conditions of the Registration Rights Agreement shall remain in full force and effect.

4. This Amendment may be executed in one or more counterparts (including facsimile counterparts), each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same Amendment.

5. This Amendment and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

CELLULAR BIOMEDICINE GROUP, INC.
By: /s/ Bizuo (Tony) Liu
Name: Bizuo (Tony) Liu
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

INVESTOR:

WEALTH MAP HOLDINGS LIMITED, A BVI COMPANY

By: /s/ James Xiao Dong Liu

Name: James Xiao Dong Liu

Title: Director

Address: c/o Unit 2006-08
20/F Harbour Centre, 25 Harbour Road
Wan Chai, Hong Kong

Email: jamesliu@sailing-capital.com

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

INVESTOR:

EARLS MILL LIMITED, A BVI COMPANY

By: /s/ James Xiao Dong Liu

Name: James Xiao Dong Liu

Title: Director

Address: c/o Unit 2006-08
20/F Harbour Centre, 25 Harbour Road
Wan Chai, Hong Kong

Email: jamesliu@sailing-capital.com

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

INVESTOR:

/s/ Bosun S. Hau
Bosun S. Hau

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

INVESTOR:

/s/ Rui Zhang
Rui Zhang